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24(b)(10)

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our reports dated March 30, 2011 with respect to the consolidated financial statements of John Hancock Life Insurance Company (U.S.A.) and the financial statements of John Hancock Life Insurance Company (U.S.A.) Separate Account H, which are contained in the Statement of Additional Information in the initial Registration Statement (Form N-4) (Venture Opportunity A-Series Variable Annuity) and the related Prospectus of John Hancock Life Insurance Company (U.S.A.) Separate Account H.

Boston, Massachusetts
August 22, 2011